CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2015 relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of Schwab U.S. Aggregate Bond ETF, Schwab U.S. TIPS ETF, Schwab Short-Term U.S. Treasury ETF and Schwab Intermediate-Term U.S. Treasury ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2015